Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185695

equinoxfunds.com c/o Phoenix American Financial Services, Inc. 2401 Kerner Boulevard San Rafael, CA 94901 P 1.877.837.0600 Opt #2 F 415.485.4553

May 2016 Performance Update

Equinox Frontier Funds Supplement Dated May 31, 2016 to Prospectus Dated April 29, 2016.

Equinox Frontier Funds Class 3

EQUINOX FRONTIER FUNDS’ GOAL : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

May performance for the Equinox Frontier Funds is detailed below:*

Equinox Frontier Funds Class 3	May 31, 2016 MTD	May 31, 2016 YTD	NAV / Unit
Equinox Frontier Diversified Fund-3	0.46%	0.13%	$120.02
Equinox Frontier Long/Short Commodity Fund-3a	-0.71%	-0.22%	$106.63
Equinox Frontier Masters Fund-3	-3.20%	-2.42%	$114.73

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

*	The above table sets forth the actual performance of the Fund and Class as of May 31, 2016. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EQUINOX FRONTIER DIVERSIFIED FUND - Class 3

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(32,469.52)
Unrealized trading gain (loss)	157,165.55
Less: Commissions	(11,185.04)
Less: Trading Fee paid to Managing Owner	(25,978.50)
Interest income	9,085.92

Total Income	96,618.41
EXPENSES
Broker service fees	0.00
Incentive fees	28,072.44
Management fees	16,195.51

Total Expenses	44,267.95

Net Income (Loss)	$52,350.46

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	102,210.25039	$12,211,323.42	$119.47
Current month additions	5,354.68100	647,003.26
Current month redemptions	(1,575.34720)	(189,451.74)
Net income (loss) for current month		52,350.46	0.55

Net asset value, end of current month	105,989.58419	$12,721,225.40	$120.02

Monthly rate of return			0.46%

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
EQUINOX FRONTIER DIVERSIFIED FUND - Class 3

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 3a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(2,308.03)
Unrealized trading gain (loss)	(1,613.61)
Less: Commissions	(42.04)
Less: Trading Fee paid to Managing Owner	(1,717.15)
Interest income	207.93

Total Income	(5,472.90)
EXPENSES
Broker service fees	0.00
Incentive fees	0.00
Management fees	386.23

Total Expenses	386.23

Net Income (Loss)	$(5,859.13)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	7,751.68811	$832,452.87	$107.39
Current month additions	0.00000	0.00
Current month redemptions	(47.54688)	(5,104.06)
Net income (loss) for current month		(5,859.13)	(0.76)

Net asset value, end of current month	7,704.14123	$821,489.68	$106.63

Monthly rate of return			-0.71%

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 3a

EQUINOX FRONTIER MASTERS FUND - Class 3

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(152,232.65)
Unrealized trading gain (loss)	(38,432.95)
Less: Commissions	(2,595.04)
Less: Trading Fee paid to Managing Owner	(13,783.77)
Interest income	3,720.19

Total Income	(203,324.22)
EXPENSES
Broker service fees	0.00
Incentive fees	0.00
Management fees	14,964.16

Total Expenses	14,964.16

Net Income (Loss)	$(218,288.38)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	56,462.35338	$6,692,188.44	$118.52
Current month additions	1,678.67163	197,636.38
Current month redemptions	(898.88036)	(104,365.56)
Net income (loss) for current month		(218,288.38)	(3.79)

Net asset value, end of current month	57,242.14465	$6,567,170.87	$114.73

Monthly rate of return			-3.20%

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
EQUINOX FRONTIER MASTERS FUND - Class 3

EQUINOX FRONTIER DIVERSIFIED FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(148,779.18)
Unrealized trading gain (loss)	735,802.47
Less: Commissions	(50,099.46)
Less: Trading Fee paid to Managing Owner	(116,579.10)
Interest income	40,736.33

Total Income	461,081.06
EXPENSES
Trading fees	0.00
Broker service fees	21,777.11
Incentive fees	128,043.38
Management fees	72,675.13

Total Expenses	222,495.62

Net Income (Loss)	$238,585.44

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	450,279.30984	$56,070,182.62	$124.52
Current month additions	7,626.59833	934,298.08
Current month redemptions	(10,841.67221)	(1,299,400.03)
Net income (loss) for current month		238,585.44	0.62

Net asset value, end of current month	447,064.23596	$55,943,666.10	$125.14

Monthly rate of return			0.49%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER DIVERSIFIED FUND

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(51,496.71)
Unrealized trading gain (loss)	(53,376.41)
Less: Commissions	(937.96)
Less: Trading Fee paid to Managing Owner	(15,555.51)
Interest income	4,640.35

Total Income	(116,726.24)
EXPENSES
Trading fees	0.00
Broker service fees	6,460.36
Incentive fees	0.00
Management fees	10,926.87

Total Expenses	17,387.23

Net Income (Loss)	$(134,113.47)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	103,985.86791	$11,966,670.95	$115.08
Current month additions	0.00000	0.00
Current month redemptions	(2,748.20160)	(294,547.22)
Net income (loss) for current month		(134,113.46)	(1.11)

Net asset value, end of current month	101,237.66631	$11,538,010.27	$113.97

Monthly rate of return			-0.96%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

EQUINOX FRONTIER MASTERS FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(435,669.90)
Unrealized trading gain (loss)	(107,923.67)
Less: Commissions	(7,461.29)
Less: Trading Fee paid to Managing Owner	(39,768.42)
Interest income	10,751.98

Total Income	(580,071.30)
EXPENSES
Trading fees	0.00
Broker service fees	12,635.95
Incentive fees	0.00
Management fees	43,173.36

Total Expenses	55,809.31

Net Income (Loss)	$(635,880.61)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	164,162.81237	$19,568,399.97	$119.20
Current month additions	1,892.29534	223,916.74
Current month redemptions	(3,943.70259)	(451,701.05)
Net income (loss) for current month		(635,880.61)	(3.82)

Net asset value, end of current month	162,111.40512	$18,704,735.05	$115.38

Monthly rate of return			-3.20%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER MASTERS FUND